As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-113332

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BLACKBOARD INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	52-2081178
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1899 L Street, N.W.

Washington, DC 20036
(202) 463-4860
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew L. Pittinsky

Chairman of the Board of Directors
BLACKBOARD INC.
1899 L Street, N.W.
Washington, DC 20036
(202) 463-4860
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brent B. Siler, Esq. David Sylvester, Esq. WILMER CUTLER PICKERING HALE AND DORR LLP 1455 Pennsylvania Avenue, N.W. Washington, DC 20004 Telephone: (202) 942-8400 Telecopy: (202) 942-8484	Marc D. Jaffe, Esq. Paul F. Sheridan, Jr., Esq. LATHAM & WATKINS LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802 Telephone: (212) 906-1200 Telecopy: (212) 751-4864

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC registration fee	$9,503
NASD filing fee	8,000
NASDAQ National Market listing fee	5,000
Printing and engraving expenses	500,000
Legal fees and expenses	800,000
Accounting fees and expenses	600,000
Blue Sky fees and expenses (including legal fees)	10,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	57,497

Total	$2,000,000

      The Registrant will bear all expenses shown above.

Item 14.	Indemnification of Directors and Officers.

      Article Seventh of the Registrant’s Fourth Amended and Restated Certificate of Incorporation, which will be filed upon the closing of this offering (the “Restated Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant, which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

      Article Eighth of the Registrant’s Restated Certificate provides that the Registrant shall indemnify (a) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful and (b) any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses (including attorneys’ fees) which the court deems proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to an Indemnitee at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

      Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

      Article Eighth of the Registrant’s Restated Certificate further provides that the indemnification provided therein is not exclusive.

      The Registrant intends to purchase directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

      The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

      Several of our directors are indemnified against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such pursuant to directors’ and officers’ liability insurance policies paid for by their respective employers.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.	Recent Sales of Unregistered Securities.

      Since March 8, 2001, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

      In April 2001, the Registrant sold an aggregate of 9,468,309 shares of series E convertible preferred stock and warrants to purchase an additional 3,313,907 shares of series E convertible preferred stock at an exercise price of $0.01 per share, for aggregate cash consideration of $52,213,777, to a group of investors including Oak Hill Capital Partners, L.P., Microsoft Corporation, Merrill Lynch KECALP L.P. 1999, I&E Nevada Limited Partnership, Pearson Investment Holdings, Morgan Keegan Opportunity Fund, L.P. and Edelson IV, L.P. The securities described in this paragraph were issued to the investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

      In January 2002, the Registrant issued an aggregate of 512,959 shares of common stock to The George Washington University in partial consideration for the purchase of certain assets of The George Washington University’s Prometheus division. In connection with this purchase, the Registrant also agreed to issue additional common stock to The George Washington University upon the exercise of the warrants to purchase series E convertible preferred stock described above. Under that agreement, the registrant has issued 35,316 additional shares of common stock to The George Washington University. The securities described in this paragraph were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

      Since March 8, 2001, the Registrant has issued to employees, officers, directors and consultants 187,826 shares of common stock upon the exercise of stock options at a weighted average exercise price of $5.71 per share. Since March 8, 2001, the Registrant has granted additional options to purchase 3,461,724 shares of common stock under the Registrant’s Amended and Restated Stock Incentive Plan. The issuance of stock options and the common stock issuable upon the exercise of stock options as described in this paragraph were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, officers, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

      No underwriters were involved in the foregoing sales of securities. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) Exhibits:

Exhibit
No.	Description

1.1†	Form of Underwriting Agreement
3.1†	Form of Fourth Restated Certificate of Incorporation of the Registrant, to be filed at the completion of this offering
3.2†	Form of Amended and Restated By-Laws of the Registrant, to be effective upon the completion of this offering
4.1†	Specimen common stock certificate
4.2	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
5.1	Opinion of Hale and Dorr LLP
10.1†	Amended and Restated Stock Incentive Plan, as amended
10.2†	2004 Stock Incentive Plan
10.3†	Third Amended and Restated Registration Rights Agreement, dated as of April 6, 2001 among the Registrant and several of its stockholders
10.4†	Employment Agreement between the Registrant and Matthew L. Pittinsky, dated November 9, 2001
10.5†	Employment Agreement between the Registrant and Michael L. Chasen, dated November 9, 2001
10.6†	Employment Agreement between the Registrant and Peter Q. Repetti, dated June 1, 2001
10.7†	Employment Agreement between the Registrant and Andrew H. Rosen, dated September 15, 2003
10.8†	Employment Agreement between the Registrant and Stephen A. Hoffman, dated May 6, 2001
10.9†	Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated as of November 30, 2001, as amended
10.10†	Office lease between the Registrant and 1899 L Street LLC, dated November 22, 1999, as amended
10.11†	Form of Lock-up Agreement
10.12†	Registration Rights Agreement, dated January 11, 2002, between the Registrant and The George Washington University
10.13†	Form of Warrant
21.1†	Subsidiaries of the Registrant
23.1	Consent of Ernst & Young LLP
23.2†	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney
24.2†	Power of Attorney for Frank R. Gatti

†	Previously filed.

      (b) Financial Statement Schedules:

      Schedule II - Valuation and Qualifying Accounts

      All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the underwriting agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 17th day of June, 2004.

BLACKBOARD INC.

By:	/s/ MATTHEW H. SMALL

Matthew H. Small
General Counsel and Secretary

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael L. Chasen	Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2004

* Peter Q. Repetti	Chief Financial Officer (Principal Financial Officer)	June 17, 2004

* Michael J. Beach	Vice President, Finance (Principal Accounting Officer)	June 17, 2004

* Matthew L. Pittinsky	Chairman of the Board of Directors	June 17, 2004

* Douglas A. Alexander	Director	June 17, 2004

* Frank R. Gatti	Director	June 17, 2004

* Steven B. Gruber	Director	June 17, 2004

* Arthur E. Levine	Director	June 17, 2004

* E. Rogers Novak, Jr.	Director	June 17, 2004

* /s/ BRENT B. SILER Brent B. Siler, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

1.1†	Form of Underwriting Agreement
3.1†	Form of Fourth Restated Certificate of Incorporation of the Registrant, to be filed at the completion of this offering
3.2†	Form of Amended and Restated By-Laws of the Registrant, to be effective upon the completion of this offering
4.1†	Specimen common stock certificate
4.2	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
5.1	Opinion of Hale and Dorr LLP
10.1†	Amended and Restated Stock Incentive Plan, as amended
10.2†	2004 Stock Incentive Plan
10.3†	Third Amended and Restated Registration Rights Agreement, dated as of April 6, 2001 among the Registrant and several of its stockholders
10.4†	Employment Agreement between the Registrant and Matthew L. Pittinsky, dated November 9, 2001
10.5†	Employment Agreement between the Registrant and Michael L. Chasen, dated November 9, 2001
10.6†	Employment Agreement between the Registrant and Peter Q. Repetti, dated June 1, 2001
10.7†	Employment Agreement between the Registrant and Andrew H. Rosen, dated September 15, 2003
10.8†	Employment Agreement between the Registrant and Stephen A. Hoffman, dated May 6, 2001
10.9†	Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated as of November 30, 2001, as amended
10.10†	Office lease between the Registrant and 1899 L Street LLC, dated November 22, 1999, as amended
10.11†	Form of Lock-up Agreement
10.12†	Registration Rights Agreement, dated January 11, 2002, between the Registrant and The George Washington University
10.13†	Form of Warrant
21.1†	Subsidiaries of the Registrant
23.1	Consent of Ernst & Young LLP
23.2†	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney
24.2†	Power of Attorney for Frank R. Gatti

†	Previously filed.